EXHIBIT 10.4 Employment Agreement dated March 14,2005 between Citizens First Corporation and Kim M. Thomas

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, made and effective as of this January 1, 2005, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation ("Employer"), and KIM M. THOMAS, an individual ("Thomas").
         For and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this Employment Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Thomas agree as follows:
                  EMPLOYMENT. Employer hereby employs Thomas, and Thomas hereby accepts employment with Employer, as the Vice President of Marketing of Citizens First Bank (hereinafter "the Position").
                  TERM OF EMPLOYMENT. This Employment Agreement shall commence on and be effective as of January 1, 2005 (the "Commencement Date"), and continue through December 31, 2007 subject to renewal and to termination in accordance with the terms of this Employment Agreement. On January 1, 2008, this Employment Agreement will be automatically renewed for a new three year term, subject to renewal and to termination in accordance with the terms of this Employment Agreement, unless either Employer or Thomas gives written notice to the other party hereto at least 60 days prior to the renewal date that it does not intend to renew this Employment Agreement. Thomas' initial term of employment and any subsequent renewal thereof shall hereinafter be referred to as the "Term." If this Employment Agreement is not renewed as specified herein, all of Thomas' rights to compensation and fringe benefits shall terminate at the end of the Term.
                  RESPONSIBILITIES IN POSITION. During the Term, except for illness, and reasonable vacation periods as hereinafter provided and reasonable involvement in civic affairs and in organizations which benefit, promote or complement the interests of Employer, and except as otherwise provided in this Employment Agreement, or as approved by Employer, Thomas shall devote substantially all of her business, time, attention, skill and efforts to the faithful performance of her duties hereunder and in the Position, and shall use her best efforts, skill and experience to promote the business, interests and welfare of Employer. Thomas shall not, during the Term, without the consent of Employer, be engaged in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage.

                  SPECIFIC DESCRIPTION OF AUTHORITY. Thomas is hereby employed in the Position, and she shall have, exercise and carry out the authorities, powers, duties and responsibilities conferred upon persons occupying each of the capacities contained in the Position by the Bylaws of Employer, as such Bylaws are from time to time in effect, and shall observe such directions and restrictions as the Employer may from time to time confer or impose upon her. In the absence of specific directions, Thomas shall have the day-to-day responsibility for the following operations of the Employer or of any banking institution established by the Employer in its capacity as a Bank Holding Company subject to the direction of the Employer's President and Chief Executive
Officer:
                  A. Develop an annual marketing and public relations plan;
                  B. Develop an annual budget to support the marketing and public relations plan;
                  C. Negotiate the annual contract with the outside marketing and public relations firm;
                  D. Determine appropriate charitable donations and sponsorships;
                  E. Develop and market new products as needed;
                  F. Oversee the production of the annual report; and
                  G. Assure all marketing materials and advertisements are in compliance with regulations. Thomas shall additionally observe such directions and restrictions as the Employer may from time to time confer or impose upon her. Thomas shall report directly to the Employer's President and Chief Executive Officer.
                  5. COMPENSATION. Thomas' salary shall be at the annualized rate established in writing by the President and Chief Executive Officer at the commencement of each calendar year that the Employment Agreement is in effect. Any purported agreement for additional compensation or for an adjustment in compensation which is not evidenced in writing shall not be enforceable, and shall be of no force or effect whatsoever. Thomas' salary, as established by the President and Chief Executive Officer, shall be paid in equal bi-weekly installments.
                 6. REIMBURSEMENT. Employer will reimburse Thomas for all reasonable and necessary expenses incurred by her in carrying out her duties under this Employment Agreement; provided that such expenses shall be incurred by her only pursuant to the policies and procedures of Employer, from time to time in effect, and that all such expenses must be reasonable and necessary expenses incurred by her solely for the purpose of carrying out her duties under this Employment Agreement. Thomas shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer. Any such itemized account shall be subject to approval by Employer.

                  7. VACATION. Thomas shall be entitled to 16 days of paid vacation annually, which may be adjusted upward during the Term by the President and Chief Executive Officer, provided the adjustment is evidenced in writing. Vacation shall be taken only at those times that have been approved in advance by Employer. At least five days of vacation must be taken consecutively each year. Unused vacation time shall not accrue from year-to-year.

                  8. EMPLOYEE BENEFITS. Thomas shall be entitled to participate in all employee benefit programs as are conferred by Employer, from time to time, upon its other executive officers, including the following:
                  A. The right to participate in any health insurance program established by Employer;
                  B. The right to participate in any profit sharing plan, pension plan, or other incentive program, retirement benefit plan or similar program established by Employer; provided, that Thomas must be a "qualified participant," as defined in the legal documentation establishing such plans;
                  C. The right to participate in any life insurance plan, short-term disability plan, or long-term disability plan established by Employer;
                  D. The right to participate in any bonus plan or stock option plan established by Employer in its sole discretion.
                  9. ANNUAL EVALUATION. At least annually, the Employer shall complete an evaluation of Thomas' performance as measured against specific goals and objectives as established by Employer.
                  10. TERMINATION. Thomas' employment under the terms of this Employment Agreement may be terminated by Employer at any time during the Term, if Employer reasonably, properly, and in good faith determines that any of the following causes for terminating Thomas' employment exist:
                  A. Thomas has appropriated to her personal use funds, rights or property of Employer or of any of the customers of Employer;

                  B. Thomas has engaged in any other act of substantial dishonesty in the performance of her duties or responsibilities;
                  C. Thomas has, in any substantial respects, failed to discharge her duties and responsibilities in the Position, and fails or refuses to correct such failings within thirty (30)days of receipt of written notice to her from the Employer of the failings, which such notice shall specifically describe Thomas' failings and the steps required to remedy same;
                  D. Thomas is engaging in competition with Employer in any manner or in activities harmful to the business of Employer;
                  E. Thomas is using alcohol, drugs or similar substances in an illegal manner;
                  F. Thomas has become "disabled" or "incompetent," as hereinafter defined in this Employment Agreement;
                  G. Thomas is convicted of a felony, or of a substantial misdemeanor involving moral turpitude;
                  H. For any reason, Employer or Citizens First Bank is unable to procure upon Thomas a substantial fidelity bond, or a bonding company refuses to issue a bond to Employer or Citizens First Bank if Thomas is employed in the Position;
                  I. Thomas is guilty of gross professional misconduct, or of a gross breach of this Employment Agreement of such a serious nature as would reasonably render her service entirely unacceptable.
                  If Employer reasonably, properly, and in good faith determines that any one or more of the above causes for terminating Thomas' employment exists, then Employer may, by giving Thomas 60 days written notice of its intention to terminate Thomas' employment, terminate this Employment Agreement, the Term, and Thomas' employment, and all rights, duties and obligations of the parties under this Employment Agreement. Thomas shall be entitled to receive all compensation and fringe benefits, hereinabove provided for, for such period of 60 days, plus any accrued vacation time, plus any rights to any fringe benefits or other compensation hereinabove described in this Employment Agreement which accrue during such period of 60 days. Nevertheless, although Thomas shall be entitled to her compensation and fringe benefits for such period, Employer may, if it, in its discretion deems it prudent to do so, terminate Thomas' employment, effective on the date when such notice is given. Any of the following provisions of this Employment Agreement to the contrary notwithstanding (including those dealing with termination pay), Thomas shall not be entitled to any further compensation of any kind or nature whatsoever following such termination.

                 11. TERMINATION OTHERWISE. The above provisions of this Employment Agreement to the contrary notwithstanding, Thomas' employment may be terminated, upon delivery to Thomas of 60 days notice of termination, at any time during the Term, for any reason whatsoever, with or without cause, if Employer determines that such employment should be terminated. It is understood that Thomas has no continuing right to employment by Employer, and that Employer may, therefore, terminate Thomas' employment at any time of its choosing, and for any reasons which are satisfactory to it. If notice is delivered pursuant to this Paragraph 11 that Thomas' employment is terminated, then Thomas shall be entitled to receive all compensation and fringe benefits to which she is otherwise entitled (and which would otherwise accrue) under this Employment Agreement during the period of 60 days following delivery of such notice. At the conclusion of such period of 60 days, Thomas' employment in the Position shall be terminated and the only rights to compensation and fringe benefits which Thomas shall thereafter have under this Employment Agreement shall be: (a) the right to receive from Employer, on the next scheduled salary payment date, the value of fringe benefits accruing to Thomas under this Agreement as of the effective date of the termination (subject to the terms and conditions of any plan or agreement pursuant to which such benefits are made available) and (b) the right to receive from Employer the total amount of the salary, at the annual rate then in effect, equal to the number of months of Thomas' service under the Term but in no event to exceed twelve (12) months (such total amount being referred to as "Severance Pay"). For purposes of this Paragraph 11, the Term shall begin anew on each occasion that this Employment Agreement is renewed.

               12. VOLUNTARY TERMINATION. Thomas may terminate her employment in the Position, and this Employment Agreement, at any time during the Term, provided that she shall give to the Employer at least 60 days written notice of such termination. Any of the above provisions of this Employment Agreement to the contrary notwithstanding, if Thomas shall voluntarily terminate her employment in the Position and this Employment Agreement at any time during the Term, then all rights to compensation and fringe benefits shall terminate as of the effective date of such termination; provided, however, that Thomas shall be entitled to receive payment for any accrued vacation.

               13. DEATH OF THOMAS. Thomas' death shall terminate the Term and Thomas' employment and shall terminate all of Thomas' rights to all salary, compensation and fringe benefits effective as of the date of such death.

               14. DISABILITY. Thomas shall be deemed to be "disabled" or shall be deemed to be suffering from a "disability" under the provisions of this Employment Agreement if a competent physician, acceptable to Thomas and Employer, states in writing that it is such physician's opinion that Thomas will be permanently (or for a continuous period of four (4) calendar months) unable to perform a substantial number of the usual and customary duties of Thomas' employment. In the event Thomas and Employer are unable to agree upon such a suitable physician for the purposes of making such a determination, then Thomas and Employer shall each select a physician, and such two physicians as selected by Employer and Thomas shall select a third physician who shall make the determination, and the determination made by such third physician shall be binding upon Thomas and Employer. It is further agreed that if a guardian is appointed for Thomas's person, or a conservator or curator is appointed for Thomas' estate, or she is adjudicated "incompetent" or is suffering or operating under a mental "disability" by a court of appropriate jurisdiction, then Thomas shall be deemed to be "disabled" for all purposes under this Employment Agreement. In the event Thomas becomes "disabled," as defined in this Paragraph 14, then her employment and all rights to compensation and fringe benefits shall terminate effective as of the date of such disability determination.

           15. FAITHFULNESS. Thomas shall diligently employ herself in the Position and in the business of Employer and shall be faithful to Employer in all transactions relating to it and its business and shall give, whenever required, a true account to the Employer of all business transactions arising out of or connected with Employer and its business, and shall not, without first obtaining the consent of Employer, employ either her interest in Employer, or her interests in this Employment Agreement or the capital or credit of Employer for any purposes other than those of Employer. Thomas shall keep Employer fully informed of all work for and transactions on behalf of Employer. She shall not, except in accordance with regular policies of the Board of Directors from time to time in effect, borrow money in the name of Employer, use collateral owned by Employer as security for loans or lease or dispose of or in any way deal with any of the property, assets or interests of Employer other than in connection with the proper conduct of the business of Employer.

                  16. NONASSIGNABILITY. Neither this Agreement, nor any rights or interests hereunder, shall be assignable by Employer, or by Thomas, her beneficiaries or legal representatives, without the prior written consent of the other party. All services to be performed hereunder by Thomas must be personally performed by her.

                 17. CONSOLIDATION. MERGER OR SALE OF ASSETS. Nothing in this Employment Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another bank or corporation which assumes this Employment Agreement and all obligations and undertakings of it hereunder. Upon such a consolidation, merger or transfer of assets and assumption, "Employer," as used herein, shall mean such other bank or corporation, as the case may be, and this Employment Agreement shall continue in full force and effect.

                18. BINDING EFFECT. This Employment Agreement shall be binding upon, and shall inure to the benefit of Employer and its successors and assigns, and Thomas and her heirs, executors, administrators and personal representatives.

                19. AMENDMENT OF AGREEMENT. This Employment Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

                20. WAIVER. No term or condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition in the future or as to any act other than that specifically waived.

                21. SEVERABILITY. If for any reason any provision of this Employment Agreement is held invalid, such invalidity shall not affect any other provision of this Employment Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provisions of this Employment Agreement shall be invalid in part, such partial invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Employment Agreement, shall, to the extent consistent with law, continue in full force and effect.

                  22. TRADE SECRETS. Thomas shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information concerning any matters affecting or relating to Employer, including, without limiting the generality of the foregoing, any information concerning any of its customers, its manner of operation, its plans, process or other data, without regard to whether all or any part of the foregoing matters will be deemed confidential, material or important, as the parties hereto stipulate that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business and goodwill of Employer, and that any breach of the terms of this Paragraph 22 shall be a substantial and material breach of this Employment Agreement. All terms of this Paragraph 22 shall remain in full force and effect after the termination of Thomas' employment and of this Employment Agreement. Thomas acknowledges that it is necessary and proper that Employer preserves and protects its proprietary rights and unique, confidential and special information and goodwill, and the confidential nature of its business and of the affairs of its customers, and that it is therefore appropriate that Employer prevent Thomas from engaging in any breach of the provisions of this Paragraph 22. Thomas, therefore, agrees that a violation by Thomas of the terms of this Paragraph 22 would result in irreparable and continuing injury to Employer, for which there might well be no adequate remedy at law. Therefore in the event Thomas shall fail to comply with the provisions of this Paragraph 22, Employer shall be entitled to such injunctive and other relief as may be necessary or appropriate to cause Thomas to comply with the provisions of this Paragraph 22, and to recover, in addition to such relief, its reasonable costs and attorney's fees incurred in obtaining same. Such right to injunctive relief shall be in addition to, and not in lieu of, such rights to damages or other remedies as Employer shall be entitled to receive.
                  23. COVENANT NOT TO COMPETE. Should this Agreement be terminated for any reason by Employer or Thomas during the Term, Thomas covenants and agrees that she will not accept a similar position or title requiring her to perform duties and responsibilities comparable to those described in Paragraph 4 of this Agreement with a banking institution or any business operating a banking institution within the geographical limits of Warren County, Kentucky and all counties adjoining Warren County, Kentucky for a period of one year following the date of termination of the Agreement.

                  24. ENTIRE AGREEMENT. This Employment Agreement contains the entire agreement between the parties with respect to Thomas' employment by Employer. Each of the parties acknowledges that the other party has made no agreements or representations with respect to the subject matter of this Employment Agreement other than those hereinabove specifically set forth in this Employment Agreement.
         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of March 14, 2005.

                           CITIZENS FIRST CORPORATION

                    BY:_/s/Mary Cohron______________________________
                           MARY COHRON, President and
                               Chief Executive Officer

                               /s/ Kim M. Thomas
                        -----------------------------------
                                   KIM M. THOMAS